EXHIBIT 99.1

Baum & Company, P.A.
1515 University Drive, Suite 209
Coral Springs, FL 33071





Louis H. Elwell, III
Bio-Solutions International, Inc.
35 Power Lane
Hattiesburg, MS   39402


Dear Mr.  Elwell:

Due to the timing of the closing of the Company's accounting records, we will be unable to complete our review of the consolidated financial statements of Bio-Solutions International, Inc. as of and for the quarter ended September 30, 2002 without unreasonable effort or expense to the Company.


/s/ Baum & Company, P.A.

Baum & Company, P.A.
November 14, 2002